UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 7, 2012

Medley Capital Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)

1-35040 (Commission File Number)	27-4576073 (I.R.S. Employer Identification No.)

375 Park Avenue, 33rd Floor

New York, NY 10152

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (212) 759-0777

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Additional Commitment for Credit Facility

On December 7, 2012, Medley Capital Corporation (the “Company”) entered into Amendment No. 1 to its existing Senior Secured Term Loan Credit Agreement (the “Term Loan Agreement Amendment”) and Amendment No. 2 to its existing Senior Secured Revolving Credit Agreement (the “Revolving Credit Agreement Amendment,” together with the “Term Loan Agreement Amendment,” the “Amendments”), each with certain lenders party thereto and ING Capital LLC, as administrative agent.

The Amendments amend certain provisions of the Company's Senior Secured Term Loan Credit Agreement (the "Term Loan Facility") and Senior Secured Revolving Credit Agreement (the "Revolving Credit Facility" and, collectively with the Term Loan Facility, as amended, the "Facilities"). The Facilities provide for an aggregate accordion feature permitting subsequent increases to the Facilities up to an aggregate maximum amount of $300 million. Concurrently with the effectiveness of the Amendments, the Company utilized the accordion features of the Facilities to increase its current financing capacity to $262.5 million. Financing available under the Revolving Credit Facility was increased from $132.5 million to $182 million.  The Revolving Credit Facility has a revolving period through August 2015, followed by a one-year amortization period and a final maturity in August 2016.  Pricing on the Revolving Credit Facility is LIBOR plus 3.75%, with no floor, and also provides for a step down in pricing to LIBOR plus 3.25% if the Company’s net asset value (as defined and determined pursuant to the Revolving Credit Facility) exceeds $350 million.

Financing available under the Term Loan Facility was increased from $55 million up to $80.5 million.   The Term Loan Facility has a bullet maturity in August 2017, bears interest at LIBOR plus 4.00%, with no floor and has substantially similar terms to the Revolving Credit Facility.

Borrowings under the Facilities are subject to, among other things, a minimum borrowing/collateral base. Substantially all of the Company’s assets are pledged as collateral under the Facilities. The Facilities require the Company to, among other things (i) make representations and warranties regarding the collateral as well the Company’s business and operations, (ii) agree to certain indemnification obligations, and (iii) agree to comply with various affirmative and negative covenants. The documents for each of the Facilities also include default provisions such as the failure to make timely payments under the Facilities, the occurrence of a change in control, and the failure by the Company to materially perform under the operative agreements governing the Facilities, which, if not complied with, could accelerate repayment under the Facilities, thereby materially and adversely affecting the Company’s liquidity, financial condition and results of operations.

The foregoing description of the Revolving Credit Agreement Amendment and the Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Revolving Credit Agreement Amendment and the Revolving Credit Facility attached hereto as Exhibit 10.1.

The foregoing description of the Term Loan Agreement Amendment and the Term Loan Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Agreement Amendment and the Term Loan Facility attached hereto as Exhibit 10.2.

On December 10, 2012, the Company issued a press release regarding the matters described herein, which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Amendment No. 2 to the Senior Secured Revolving Credit Agreement among the Company as borrower, the Lenders party thereto, and ING Capital LLC, as Administrative Agent, dated December 7, 2012.

10.2	Amendment No. 1 to the Senior Secured Term Loan Credit Agreement among the Company as borrower, the Lenders party thereto, and ING Capital LLC, as Administrative Agent, dated December 7, 2012.

99.1	Press release, dated December 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 13, 2012	MEDLEY CAPITAL CORPORATION

	By:	/s/ Richard T. Allorto, Jr.
Name: Richard T. Allorto, Jr.
Title: Chief Financial Officer